UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                       ----------------------------------


                                    FORM 8-K
                                 CURRENT REPORT
                        Pursuant to Section 13 or 15 (d)
                     of the Securities Exchange Act of 1934

                     --------------------------------------


                                 March 23, 2001
                Date of Report (Date of earliest event reported)


                      Shenandoah Telecommunications Company
             (Exact name of registrant as specified in its charter)


      Virginia                             0-9881              54-1162806
 -------------------------------     -----------------   --------------------
(State or other jurisdiction of      (Commission File    (I.R.S. Employer
incorporation or organization)        Number)             Identification Number)


P.O. Box 459
Edinburg, VA                                                     22824
--------------------------------------                        ----------
(Address of principal executive office)                       (Zip code)



Registrant's telephone number, including area code: (540) 984-4141

Item 5 - Other Events and Regulation FD Disclosure


On March 15, 2001, Sprint PCS informed the Company that it had inaccurately allocated certain PCS revenues between the parties (see Note 6 describing affiliation with Sprint PCS). Sprint PCS identified the error while conducting a routine revenue assurance review. The effect on the year 2000, compared to previously released results, was to decrease revenue and operating income by $2.8 million and net income by $1.7 million or $0.45 per share, diluted. On a quarterly basis, the effect (unaudited) was a reduction in revenues and operating income by $0.1 million, $0.7 million, $0.9 million, and $1.1 million; and, a reduction in net income by $72 thousand ($0.02 per share), $450 thousand ($0.12 per share), $524 thousand ($0.15 per share) and $663 thousand ($0.16 per share) for the first, second, third and fourth quarters, respectively. These changes are reflected in the table below, which presents restated quarterly financial information.



                                      (in thousands, except per share data)
                                     1st Qtr     2nd Qtr    3rd Qtr   4th Qtr
                                   --------------------------------------------
2000                                                (Unaudited)

Revenues                              $13,279    $14,497    $15,882    $16,070
Operating Income                        3,899      3,750      4,583      6,754
Net Income                              2,028      5,860      1,932         36
Diluted Net Earnings Per Share           0.54       1.56       0.50       0.01


On March 23, 2001, the Company issued a press release disclosing the revised revenue and earnings for 2000. A copy of which is attached as an exhibit.




Item 7 - Financial statements and exhibits

The exhibit listed in the Exhibit Index is filed herewith as part of this Current Report on Form 8-K.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      SHENANDOAH TELECOMMUNICATIONS COMPANY

                                       /s/ LAURENCE F PAXTON
                                      -------------------------------------
Date:  March 23, 2001                 Laurence F. Paxton
                                      Vice President -Finance

EXHIBIT INDEX


EXHIBIT       DESCRIPTION OF EXHIBIT

  16.1        Press Release Dated March 23, 2001

EXHIBIT 16.1


                                 March 23, 2001



NEWS RELEASE

For further information, please contact Laurence F. Paxton at 540-984-5222.



                     SHENANDOAH TELECOMMUNICATIONS COMPANY

                             REVISES 2000 EARNINGS

       Shenandoah Telecommunications Company (NASDAQ: SHET) announced today, (Friday, March 23, 2001) revised consolidated net income of $9.9 million or diluted earnings per share of $2.61 for 2000. The revision was necessitated when the Company was informed by Sprint PCS in late March 2001 that Sprint had inaccurately allocated certain revenues between the parties for the year 2000. Shenandoah Telecommunications reviewed the available data associated with this error and accordingly incorporated the estimated impact in the Company's audited results for the year 2000.
       With this revenue adjustment, the Company's results for 2000 still show strong increases over 1999 results, driven principally by growth in its wireless businesses. Consolidated net income for 2000 was $9.9 million, an increase of $3.4 million or 53 percent over 1999. Revenues increased to $59.7 million, as compared to $42.2 million in 1999, an increase of 41 percent. Diluted earnings per share of $2.61 increased 64 percent, compared to $1.71 in 1999. The results include a one-time, after-tax gain of $4.3 million on the sale of the Company's partnership interest in the Virginia RSA 6 cellular operation, which occurred in May 2000. The Company reports that net income from ongoing operations, which excludes the Virginia RSA 6 transaction, as well as some external investment results, increased to $6.3 million or 4 percent.
       President and CEO, Christopher E. French, commented "We are pleased with the financial results for 2000, particularly in light of the changes in our PCS operation, which had to absorb many of the start-up costs of our Central Pennsylvania build-out. Our Quad-State territory, which runs from Harrisonburg, VA to Chambersburg, PA, achieved net additions of 13,476 for the year, increasing our subscriber base to 23,232 at year-end. Shenandoah Personal Communications turned up the first phase of its Central Pennsylvania network on February 9, 2001, and is just beginning to advertise in the Harrisburg and York-Hanover markets. In conjunction with Sprint PCS branding, we expect the network expansion to have a very positive impact on customer growth."
       The annual meeting of stockholders of Shenandoah Telecommunications Company will be held on April 17, 2001 at the Edinburg Fire Hall. The Company expects to mail its Proxy Statement and Annual Report to shareholders around March 30, 2001.
       Shenandoah Telecommunications Company is a holding company which provides a broad range of telecommunications services through its nine operating subsidiaries. The Company's stock is traded on the NASDAQ National Market, under the symbol "SHET". The Company's operating subsidiaries provide local telephone, cable, internet access, interstate fiber optic facilities, cellular and PCS services, along with many other associated services, to the Quad State Region from Harrisonburg, Virginia to Harrisburg and Altoona, Pennsylvania.

                                          /S/ Laurence F. Paxton
                                          ------------------------------
                                          Laurence F. Paxton
                                          Vice President - Finance
LFP:jt


This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs and other competitive factors.